Exhibit 99.1

Contact: Michael Sheehan (305) 539-6572
Cynthia Martinez (305) 982-2458

For Immediate Release

ROYAL CARIBBEAN CRUISES LTD. TO SELL ITS

INTEREST IN ISLAND CRUISES TO FIRST CHOICE HOLIDAYS LTD.

MIAMI October 6 2008 Royal Caribbean Cruises Ltd. (RCL) announced today that it had agreed to sell its 50 percent interest in Island Cruises to First Choice Holidays Ltd., the other 50 percent owner in the joint venture and a subsidiary of British-based tour operator TUI Travel PLC (TUI). As part of the transaction, RCL and TUI agreed to an early termination of the charter of Island Star, one of two ships in the Island Cruises fleet. RCL is the owner of Island Star and had chartered it to Island Cruises.

The deal is subject to regulatory approval in Ireland. RCL will also recognize a small gain on the sale of its interest in Island Cruises and the early termination of the Island Star charter.

We thank TUI for their efforts and cooperation throughout the life of the joint venture. Island Cruises has been a rewarding investment for us, but over the past year our priorities have shifted," said Richard D. Fain, chairman and chief executive officer of Royal Caribbean Cruises Ltd. "We believe by focusing on developing and expanding the Royal Caribbean International and Celebrity Cruises brands in the U.K. we will be better able to serve our customers and create value for our shareholders. This belief has been strengthened by the success of the inaugural season of Independence of the Seas, which has served the U.K. market from Southampton, U.K., since it entered service in May 2008, Fain added.

Upon its return in April 2009, RCL plans to redeploy the Island Star to Pullmantur Cruises, its Spanish brand. "Redeploying the Island Star to our expanding Pullmantur fleet allows us to better serve the strategically important Spanish market, said Fain.

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ROYAL CARIBBEAN CRUISES LTD. TO SELL ITS

INTEREST IN ISLAND CRUISES TO FIRST CHOICE HOLIDAYS LTD.	2-2-2-2

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisieres de France. The company has a combined total of 37 ships in service and seven under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, New Zealand, Canada, Europe and South America. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

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